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                                                                   EXHIBIT 10.19

December 22, 2003

Mr. Scott Henkel
8592 Ridge Ponds Drive
Victoria, MN 55386

Dear Scott

We are pleased to formally extend you this offer of employment for the position of Vice President and Chief Information Officer for Capella Education Company. This is a corporate officer position. The position reports to the Chairman and Chief Executive Officer, Steve Shank. This offer is contingent upon signing a Confidentiality, Non-Competition and Inventions Agreement, a copy of which is enclosed, and the successful completion of a background check.

You will be paid on a bi-weekly basis, an amount that will equal $185,000 when annualized. You will be eligible for a performance and salary review as of February 1, 2005 and, under normal circumstances, annually thereafter. Capella offers a comprehensive compensation system; more information will be provided to you after your start.

ANNUAL INCENTIVE COMPENSATION: In addition to your salary, you will be eligible to earn an annual incentive compensation award with a target of 35% of your base salary starting in fiscal 2004. The details of the incentive compensation program will be specified in the enclosed annual award plan.

BENEFIT PLANS: The following will summarize the current benefit plans, for which you would be eligible as a full-time employee:

Medical/Dental - Effective the first day of the month following employment, you would be eligible to participate in the company's medical plan. The plan is administered through Medica. You will also be eligible to participate in the company's dental plan, administered by Delta Dental. Both plans offer you a choice of networks and/or benefit levels.

Life Insurance - The company provides paid life insurance in the amount of 1X salary. You may also elect to purchase additional coverage for yourself, spouse and/or dependents.

Disability Benefits - The Company offers short and long-term disability benefits. The short-term disability coverage provides salary replacement for up to 26 weeks of disability. The amount and length of coverage is based upon length of service with the company. This benefit is paid for by the Company. You may elect to purchase long-term disability coverage. The Plan replaces up to 60% of your salary as long as you are eligible for disability benefits under the Plan. The Company pays 50% of the cost of this plan.

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Scott Henkel
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Cafeteria Plan - This plan allows you to pay for medical premiums, unreimbursed medical and child care expenses from pre-tax dollars. You would be eligible for this plan at the same time you are eligible for the medical insurance.

401K Retirement Plan - Under this plan, you may contribute up to 35% of your eligible compensation on a pre-tax basis (up to IRS limits).

ESOP - The Company will also make an annual discretionary contribution to the ESOP up to 3% of eligible compensation in the form of company stock once you are eligible to participate. Employer contributions made in your first three years with Capella will vest at the end of your third year of service as defined in the Plan document. Employer contributions made after the end of your third year of service will vest immediately.

Stock Option Grant - You will be granted options to purchase 35,000 shares of Capella Education Company common stock at the exercise price then in effect at the next scheduled Board of Directors meeting. The terms of the stock option grant will be specified in a definitive stock option agreement (the "Stock Option Agreement") which will provide that the right to exercise options to purchase 8,750 shares which will vest on each of your first four anniversary dates of your initial employment with the Company. The Stock Option Agreement will also provide for immediate acceleration of the vesting of your stock option rights if, within the period required for full vesting of your stock option exercise rights, (1) there is a change of control of the ownership of the Company as defined in the Stock Option Agreement, and (2) within such period your employment is terminated or your job adversely affected by such changes as a reduction in responsibility or compensation or a relocation of the job.

You will also participate in an annual grant award program beginning July 1 following two years of employment with the company. The specific amount of the grant is based on your position and base compensation using a multiple of pay formula, and calculated using the Black Sholes valuation based on the market price at the time of the grant.

EXECUTIVE SEVERANCE PLAN. Capella Education Company has established the Capella Education Company Executive Severance Plan to provide severance pay and other benefits to eligible employees. In your current position as Vice President and CIO, you have been designated as an eligible Level II participant. Please refer to the attached Plan Document for information on the specific provisions and conditions of the Plan

CONFIDENTIALITY, NON-COMPETITION AND INVENTIONS AGREEMENT: With our growing leadership position in the market, the Company has a great opportunity to build national recognition of the Capella brand as the brand of choice in the elearning market. However, Capella expects increasing competition from for-profit and not for-profit organizations in the rapidly growing elearning market. Capella believes it is essential to take certain steps, including the execution of a Confidentiality, Non-Competition, and Inventions Agreement for certain key positions, in order to protect the legitimate business interests of the Company and to ensure the security and confidentiality of the company's customers, pricing, sales strategy, and technology. Accordingly, Capella requires as a condition of employment that candidates, such as you, for key positions execute Confidentiality, Non-Competition and Invention Agreements.

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Scott Henkel
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EMPLOYMENT AT WILL: Your employment will be at will. This means that either you or Capella may terminate the employment at any time for any reason, without advance notice.

OTHER BENEFITS: You will be entitled to Personal Time Off earned on a prorated monthly basis equal to a maximum 27 days/year, in accordance with the Company benefit statement, and 10 paid holidays. You are also eligible for paid parking in a designated parking facility.

Scott, we are delighted to be able to offer you this opportunity to join Capella. Your education and experience are impressive and I am confident you will make a valuable contribution to the Company's continued success.

Please sign and date below your acceptance of this offer and return in the enclosed envelope.

Sincerely,

CAPELLA EDUCATION COMPANY

Betsy Rausch
Vice President Human Resources

Enclosures

ACCEPTANCE: I hereby accept the offer of employment by Capella University on the terms described in this letter. I understand that I must sign and return to Capella the Confidentiality, Non-Competition and Inventions Agreement provided to me with this letter before I start my Capella employment.

/s/ Scott Henkel                                     1-6-04
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Scott Henkel                                         Date